               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

               Becton, Dickinson and Company
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[Logo]

BECTON, DICKINSON AND COMPANY
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com

                                                                 January 2, 2002

Dear Fellow Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of Becton, Dickinson and Company to be held at 2:00 P.M. on Wednesday, February 13, 2002, at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey. Directions to the meeting site are on the back cover of the accompanying Proxy Statement.

    Details of the matters expected to be acted upon at the meeting are listed in the Notice of Meeting and described in detail in the Proxy Statement.

    Your vote is important. We encourage you to vote on the internet, by telephone or by completing and mailing the enclosed proxy/voting instruction card in the return envelope provided, so that your shares will be represented and voted at the meeting even if you cannot attend. If you do not vote by internet, telephone or mail, you still may attend the Annual Meeting and vote in person.

    Thank you for your continued support of BD.

Sincerely,

CLATEO CASTELLINI                                      EDWARD J. LUDWIG
CLATEO CASTELLINI                                      EDWARD J. LUDWIG
Chairman of the Board                                  President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

    The Annual Meeting of Shareholders of BECTON, DICKINSON AND COMPANY will be held at 2:00 P.M. on Wednesday, February 13, 2002, at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey, to consider and act upon the following proposals:

    1. The election of three directors;

    2. The approval of the selection of independent auditors;

    3. The adoption of the 2002 Stock Option Plan;

    4. A shareholder proposal relating to cumulative voting; and

    5. Such other business as may properly come before the meeting.

    Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Becton, Dickinson and Company will be voted in accordance with instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement, for proposals 2 and 3, and against proposal 4.

    Only shareholders of record at the close of business on December 18, 2001 will be entitled to vote at this meeting.

                                          By order of the Board of Directors,

                                          BRIDGET M. HEALY
                                          BRIDGET M. HEALY
                                          Vice President, General Counsel and
                                          Secretary

Dated: January 2, 2002

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REGISTER YOUR VOTE ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY/VOTING INSTRUCTION CARD, OR BY PROMPTLY RETURNING YOUR SIGNED AND DATED PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                              -------------------
                      2002 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 13, 2002
                              -------------------
                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880
                              -------------------
                              GENERAL INFORMATION

    The enclosed proxy/voting instruction card ('proxy') is solicited by the Board of Directors (the 'Board') of Becton, Dickinson and Company, a New Jersey corporation (the 'Company' or 'BD'), for use at the Annual Meeting of Shareholders to be held at 2:00 P.M. on Wednesday, February 13, 2002, at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey. A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting. If you vote by telephone or internet, you may also revoke your proxy with a timely and valid later telephone or internet vote, as the case may be. This proxy statement and the proxy/voting instruction card are being mailed to shareholders of the Company on or about January 3, 2002.

    At the close of business on December 18, 2001, the record date fixed by the Board for determining the shareholders entitled to notice of and to vote at the meeting, there were 258,503,285 shares of the Company's Common Stock (the 'Common Stock') outstanding, each entitled to one vote. In addition, on December 18, 2001, there were 679,018 shares of the Company's Series B ESOP Convertible Preferred Stock (the 'ESOP Preferred Stock') outstanding, all of which are held by State Street Bank and Trust Company, as Trustee of the Company's Savings Incentive Plan ('SIP'). The shares of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the Company's shareholders and also carry one vote per share. Each employee participating in SIP is entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock allocated to that employee's SIP accounts, as well as how to vote a proportionate number of such shares held in SIP for which voting instructions are not received by the Trustee from other SIP participants or which are not allocated to participants' accounts (the 'unvoted and/or unallocated shares'). Unless otherwise instructed by a SIP participant, the enclosed proxy will serve as voting instructions to the Trustee with respect to both the allocated and the unvoted and/or unallocated SIP shares. SIP shares for which no voting instructions are received from any SIP participants will be voted by the Trustee in the same proportion as it votes the SIP shares for which it has received voting instructions.

    The shares of Common Stock held by the 401(k) Profit Sharing Plan of Med-Safe Systems, Inc., a wholly-owned subsidiary of the Company, (the 'Med-Safe Plan') also are entitled to vote on all matters submitted to a vote of the Company's shareholders and carry one vote per share. Shares for which no voting instructions are received from any Med-Safe Plan participants will be voted by the Med-Safe Plan's Trustee in the same proportion as it votes the shares for which it has received voting instructions.

    The shares of Common Stock held by Wachovia Bank, N.A., as Trustee of the Company's Deferred Compensation Plan ('DCP'), and the Company's 1996 Directors' Deferral Plan ('DDP'), as well as the shares of Common Stock held by Banque Internationale a Luxembourg ('BIL') in connection with the Company's Global Share Investment Program ('GSIP'), also are entitled to vote on all matters submitted to a vote of the Company's shareholders and carry one vote per share. Each director participating in DDP and each employee participating in DCP and, if so provided under the terms of the local country GSIP plan, in GSIP, is entitled to instruct the Trustee or BIL, as the case may be, how to vote all shares of Common Stock allocated to that person's account, as well as how to vote a proportionate number of shares held in the relevant plan for which voting instructions are not received.

    When returned properly dated and signed, the enclosed proxy card will serve as voting instructions by a DDP participant, a DCP participant and a GSIP participant with respect to both the allocated and the unvoted DDP shares, DCP shares and GSIP shares, as the case may be. Proxies representing shares of Common Stock held of record also will represent shares held under the Direct Stock Purchase Plan for shareholders of the Company administered by EquiServe Trust Company, N.A. and, in addition, shares of Common Stock and ESOP Preferred Stock, if any, allocated to directors' accounts under DDP or to employees' accounts under SIP, DCP, the Med-Safe Plan and GSIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

    Shareowners of record and participants in SIP, DDP, DCP, the Med-Safe Plan, or, if so provided under the terms of the local country GSIP plan, GSIP, may cast their votes by:

    (1) using the internet and voting at the website listed on the enclosed proxy/voting instruction card;

    (2) using the toll-free telephone number listed on the enclosed proxy/voting instruction card; or

    (3) signing, completing and returning the enclosed proxy/voting instruction card in the enclosed postage-paid addressed envelope.

    The internet and telephone voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the various plan participants to instruct the plan fiduciaries or BIL, as the case may be, to vote their shares and to confirm their instructions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy/voting instruction card.

    The presence, in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast at a meeting shall constitute a quorum.

    Directors are elected by a plurality of the votes cast at the meeting. Abstentions with respect to one or more of the nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ('broker non-votes'), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

    Approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the votes cast on such proposal. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

    The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

    In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally, by telephone or by telegram. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses in doing so. The Company has retained MacKenzie Partners, Inc., to assist in soliciting proxies for a fee not to exceed $12,500 plus expenses. The cost of soliciting proxies will be borne by the Company.

                               SHARE OWNERSHIP OF
                    MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    According to Thomson Financial/Carson, a firm that monitors institutional share ownership, as of September 30, 2001: Wellington Management Company, 75 State Street, Boston, Massachusetts 02109, was the beneficial owner of 29,342,962 shares of Common Stock, representing shares as to which it has shared investment power and constituting 11.32% of the then outstanding common stock; and Fidelity Management Research, One Federal Street, Boston, Massachusetts 02110, was the beneficial owner of 15,021,651 shares of Common Stock, representing shares as to which it has shared investment power and constituting 5.80% of the then outstanding Common Stock. No changes in these holdings have come to the Company's attention since then. The Company is not aware of any other beneficial owner of more than 5% of its Common Stock.

    The following tables set forth as of October 31, 2001 information concerning the beneficial ownership of Common Stock and ESOP Preferred Stock by each director and nominee for director, by all directors and executive officers as a group, and by the beneficial owner of more than 5% of the outstanding ESOP Preferred Stock. In general, 'beneficial ownership' includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. Current and retired executive officers listed in the table below also have interests in a total of 56,024 restricted shares previously granted but undistributed under the Company's Stock Award Plan. While these shares may not be voted or transferred, we have included them in the table below as they represent an economic interest in Company Common Stock.

                                  COMMON STOCK

                                                                            SHARES WHICH
                                                           SHARES OWNED    MAY BE ACQUIRED
                                                           DIRECTLY AND       WITHIN 60
NAME                                                       INDIRECTLY(1)       DAYS(2)
----                                                       -------------       -------
Harry N. Beaty...........................................      29,541                 0
Henry P. Becton, Jr......................................     221,393(3)              0
Clateo Castellini........................................     205,058         2,117,350
Gary M. Cohen............................................      32,806           277,788
John R. Considine........................................      39,419                 0
Albert J. Costello.......................................      13,648                 0
Gerald M. Edelman........................................      11,414                 0
Vincent A. Forlenza......................................      30,598           361,596
William A. Kozy..........................................      37,492           342,168
Edward J. Ludwig.........................................      52,105           728,656
Frank A. Olson...........................................      71,101                 0
James F. Orr.............................................       2,395                 0
Willard J. Overlock, Jr..................................       5,428                 0
James E. Perrella........................................      26,818                 0
Alfred Sommer............................................       5,824                 0
Margaretha af Ugglas.....................................      12,082                 0
All Directors and Executive Officers as a group (24
  persons), including those named above..................     881,631         4,756,860

---------

(1) Includes Common Stock allocated to individual accounts under the Savings Incentive Plan ('SIP') and the Global Share Investment Program ('GSIP'), where applicable, as follows: Mr. Ludwig, 16,687 shares, Mr. Cohen, 9,315 shares, Mr. Considine, 321 shares, Mr. Forlenza, 4,553 shares, Mr. Kozy, 4,548 shares, and all Directors and Executive Officers as a group, 57,674 shares. Also includes Common Stock allocated to individual accounts under the Deferred Compensation Plan as follows: Mr. Cohen, 2,231 shares,
    Mr. Considine, 15,598 shares, and all Executive Officers as a group, 28,020 shares, and Common Stock allocated to individual accounts under the 1996 Directors' Deferral Plan as
                                              (footnotes continued on next page)

(footnotes continued from previous page) follows: Dr. Beaty, 21,541 shares, Mr. Becton, 18,956 shares,
    Mr. Castellini, 6,544 shares, Mr. Costello, 9,648 shares, Dr. Edelman, 4,338 shares, Mr. Olson, 51,101 shares, Mr. Orr, 1,395 shares, Mr. Overlock, 4,428 shares, Mr. Perrella, 14,218 shares, Dr. Sommer, 5,824 shares,
    Mrs. af Ugglas, 6,082 shares, and all Directors as a group, 144,075 shares. Includes shares held under the Stock Award Plan as follows: Mr. Castellini, 31,920 shares, Mr. Forlenza, 4,904 shares, Mr. Ludwig, 9,840 shares and Mr. Kozy, 9,360 shares.

(2) Consists of stock options available for exercise.

(3) Includes 141,225 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power or held by a limited liability company owned by one of such trusts. Does not include 32,240 shares owned by Mr. Becton's spouse, 1,600 shares owned by a daughter, 103,190 shares held in trusts for the benefit of his children or 80,000 shares held in a charitable trust of which he is one of eight trustees, and as to each of which he disclaims beneficial ownership.

                              ESOP PREFERRED STOCK

                                                               SHARES OWNED
                                                               DIRECTLY AND
                                                                INDIRECTLY
                                                                ----------
Edward J. Ludwig............................................        484(1)
Gary M. Cohen...............................................        397(1)
John R. Considine...........................................         55(1)
Vincent A. Forlenza.........................................        445(1)
William A. Kozy.............................................        496(1)
All Directors and Executive Officers as a group (24
  persons)..................................................      3,137(1)
State Street Bank and Trust Company.........................    683,698(2)
  225 Franklin Street
  Boston, Massachusetts 02110
  (as Trustee of the Savings Incentive Plan)

---------

(1) Shares allocated to individual accounts under the ESOP component of the SIP. Such shares constitute less than 1% of the total beneficial ownership of the ESOP Preferred Stock.

(2) As trustee, holding 100% of the outstanding shares of ESOP Preferred Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of their ownership of the Company's equity securities and reports of changes in such ownership with the Securities and Exchange Commission (the 'SEC') and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from the Company's executive officers and directors, the Company believes that for the period from October 1, 2000 through September 30, 2001, all of its executive officers and directors were in compliance with the disclosure requirements of
Section 16(a), except that an initial report on Form 3 for James F. Orr, a director, was filed six days late. Mr. Orr had no transactions or holdings to report on such Form 3.

                               BOARD OF DIRECTORS

BOARD MEETINGS; COMMITTEES OF THE BOARD

    The Company is governed by a Board of Directors and various committees of the Board which meet regularly throughout the year. The Board of Directors, which held six meetings during the fiscal year ended September 30, 2001, has six principal standing committees, including the Audit Committee, the Compensation and Benefits Committee, the Corporate Affairs Committee, the Corporate Governance Committee (which serves as a nominating committee), and the Finance and Investment Committee. The average aggregate attendance of the Directors at Board and Committee meetings was 96%.

    The Audit Committee reviews the Company's financial statements and accounting principles, the scope and results of the annual audit of the independent auditors, and the Company's internal audit process, including the Company's internal controls and accounting systems. The Audit Committee also reviews the independence and performance of the Company's independent auditors, and makes recommendations to the Board concerning the selection of independent auditors. The Audit Committee met four times during the year and also participated in quarterly conference calls with management and the Company's independent auditors to review the Company's Quarterly Report on Form 10-Q prior to its filing. The members of this Committee are Harry N. Beaty, Chairman, Albert J. Costello, James F. Orr, Alfred Sommer, and Margaretha af Ugglas. Each of the members of the Audit Committee satisfies the independence, financial literacy and expertise requirements of the New York Stock Exchange. The Board of Directors has adopted a written charter for the Audit Committee.

    The Compensation and Benefits Committee reviews annually the overall compensation program for the Company's corporate officers, approves the compensation of the executive officers and approves all employment and consulting contracts of the Company or any subsidiary with corporate officers who are not also directors. In addition, this Committee serves as the granting and administrative committee for the Company's stock option plans. This Committee also oversees the administration of employee benefits and benefit plans for the Company. The members of this Committee, which met six times during the year, are Henry P. Becton, Jr., Chairman, Frank A. Olson, Willard J. Overlock, Jr., and James E. Perrella.

    The Corporate Affairs Committee oversees the Company's policies, practices and procedures, as a responsible corporate citizen, in the general areas of ethical conduct and legal compliance, including, without limitation, issues relating to communications, employment practices, community relations, customer relations and business practices and ethics. The members of this Committee, which met four times during the year, are Margaretha af Ugglas, Chairman, Harry
N. Beaty, Henry P. Becton, Jr., Gerald M. Edelman, and James F. Orr.

    The Corporate Governance Committee recommends candidates for election as directors to the Board. It also reviews and makes recommendations concerning the composition, organization, structure and function of the Board and its committees, as well as the performance and compensation of directors. It monitors and considers the Company's corporate governance and Board practices, recommends matters for consideration by the Board, and periodically reviews the Company's by-laws, certificate of incorporation and shareholder rights plan. The Committee's charter states that any director who is, or at anytime in the prior two years was, an officer or employee of the Company or of any of its subsidiaries, however, must recuse him or herself from all determinations regarding the nomination of candidates for election to the Board and the compensation of directors. The members of this Committee, which met five times during the year, are Clateo Castellini, Chairman, Henry P. Becton, Jr., James E. Perrella, and Alfred Sommer.

    Any shareholder may recommend nominees for director for consideration by the Corporate Governance Committee by writing to the Secretary of the Company. Submissions should include the full name and address and a statement of the qualifications of the proposed nominee.

    The Finance and Investment Committee reviews the financial and accounting affairs of the Company, including the Company's financial structure, dividend policy, financial plans and capital expenditure budgets. The Committee also reviews and recommends appropriate Board action with respect to acquisitions and divestitures of assets meeting specified threshholds and oversees various matters related to certain of the Company's employee benefit plans which require funding. The members of this Committee, which met five times in 2001, are Albert
J. Costello, Chairman, Gerald M. Edelman, Frank A. Olson and William J. Overlock, Jr.

                         REPORT OF THE AUDIT COMMITTEE

                               NOVEMBER 27, 2001

    The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Committee monitors these processes.

    In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

    In addition, the Committee discussed with the independent auditors the auditors' independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

    The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company's independent auditors for fiscal year 2002.

                                AUDIT COMMITTEE
                            HARRY N. BEATY, CHAIRMAN
                               ALBERT J. COSTELLO
                                  JAMES F. ORR
                                 ALFRED SOMMER
                              MARGARETHA AF UGGLAS

DIRECTORS' COMPENSATION

    Each director who is not employed by the Company is compensated for services as a director by an annual retainer of $34,000. In addition, an annual fee of $5,000 is paid to each committee chair. Directors may defer, in an unfunded cash account or in shares of Common Stock, all or part of their annual retainers and chair fees, until up to ten years after retirement from the Board pursuant to the provisions of the 1996 Directors' Deferral Plan. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

    Each non-employee director elected at, or continuing as a director after, each annual meeting of shareholders is granted stock options to purchase shares of Company Common Stock at the fair market value of the Common Stock on the date of grant. The options granted have a value of $35,000 (based on the Black-Scholes option pricing model). In addition, each such non-employee director is granted 400 deferred shares of Common Stock. These shares are allocated to a Common Stock account under the 1996 Directors' Deferral Plan and distributed no earlier than retirement, in installments or as a lump-sum. Prior to the distribution of shares of Common Stock credited to the accounts of directors under the 1996 Directors' Deferral Plan, the number of shares credited will be increased to reflect the payment and reinvestment of dividends on the Common Stock.

    Under the Board's formal stock ownership guidelines for non-employee directors, each non-employee director, with limited exceptions, is required to own shares of Common Stock valued at 70% of the amount obtained by multiplying the annual retainer fee by the number of years such person has served as a director. Based upon the closing price of the Company's Common Stock on September 28, 2001, all of the nominees for director and all of the continuing directors owned sufficient shares to comply with these guidelines.

BOARD EVALUATION

    As in prior years, in fiscal 2001 the Board's Corporate Governance Committee undertook the process of evaluating Board performance and effectiveness, whereby each director completed a Board Evaluation Questionnaire. The questionnaire was developed by the Corporate Governance Committee and provided a range of grades and trend indicators to be completed by each director, as well as space for written comments, with respect to each of the following seventeen criteria:

     1. The Board understands and approves the Company's mission statement, values and objectives, as well as its strategic and operating plans.

     2. The Board understands the industries in which the Company operates and the implications of current general economic and political trends to those businesses.

     3. The Board evaluates the Company's research and development performance and level of commitment.

     4. The Board considers the financial performance of peer companies when assessing Company performance.

     5. The Board evaluates and reviews the performance and values of the chief executive officer.

     6. The Board reviews senior management development and compensation and considers the correlation between compensation levels and Company performance.

     7. Board meetings foster open communication and timely resolution of issues presented.

     8. The Corporate Governance Committee reviews and communicates the Board's expectations concerning director responsibilities and monitors the productivity of Board and Committee meetings.

     9. The Board assesses and modifies, as necessary, the structure of the Board and its Committees, as well as the frequency of the Board and Committee meetings.

    10. The Board establishes criteria and policies to ensure the representation of characteristics and expertise among its membership necessary to its effectiveness.

    11. The Board seeks to optimally and appropriately utilize each Board member's experiences in terms of Committee appointments.

    12. The Board reviews the availability, content and timeliness of information provided to it, prepares appropriately for Board meetings and requests additions or changes to the material provided, when appropriate.

    13. The Board verifies the independence of each non-employee director and considers the impact, if any, of changes in the principal employment of non-employee directors.

    14. The Board monitors and understands current issues and trends in corporate governance.

    15. The Board reviews and adopts annual capital and operating budgets and monitors Company performance against them during the year.

    16. The Board reviews the adequacy of existing accounting and financial controls and oversees ethical conduct and legal compliance by the Company.

    17. The Board reviews succession plans for the chief executive officer and senior management.

    The collective ratings and comments of the directors were compiled and presented by the Chairman of the Corporate Governance Committee to the full Board for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board's effectiveness.

    As an expansion of the Board evaluation process, each Board committee conducted a self-evaluation of its performance during fiscal 2001 with performance criteria for each committee established on the basis of its charter.

    The Board also assessed the performance of the individual directors standing for re-election to the Board at the next annual meeting of shareholders, and, if applicable, considered the impact of any change in the principal occupations of these directors during their prior terms of service.

    The Corporate Governance Committee conducted the individual evaluations against criteria designed to measure performance in five critical areas:

    1. Personal Characteristics

    2. Core Competencies

    3. Independence

    4. Level of Commitment

    5. Board and Company Considerations

    Upon completion of the individual director evaluation process, the Corporate Governance Committee reported to the full Board its conclusions and recommendations for nominations to the Board.

CORPORATE GOVERNANCE PRINCIPLES

    In order to provide shareholders with greater knowledge regarding the Board's processes, the Mission Statement and Corporate Governance Principles adopted by the Board of Directors are attached as Appendix B to this proxy statement.

PROPOSAL 1.

                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. Three directors are proposed for election. Dr. Gerald M. Edelman will retire from the Board on February 13, 2002, pursuant to the Board's policy on tenure of directors.

    All of the nominees for election have consented to being named in this proxy statement and to serve if elected.

    Biographical information concerning each of the nominees and directors continuing in office is presented on this and the following pages.

                             NOMINEES FOR DIRECTORS

NOMINEES FOR DIRECTOR -- TERM TO EXPIRE 2005

[Photo]               Albert J. Costello, 66, has been a director since 1996. In
                      1999, he retired as Chairman of the Board, President and Chief Executive Officer of W.R. Grace & Co., a global supplier of packaging and specialty chemicals. Prior to joining W.R. Grace & Co., Mr. Costello was Chairman of the
                      Board and Chief Executive Officer and President of American
                      Cyanamid Company, a technology-based life sciences company in agriculture, pharmaceuticals and medical devices. Mr.
                      Costello also is a director of FMC Corporation.

[Photo]               James E. Perrella, 66, has been a director since 1995. In
                      2000, he retired as Chairman of the Board of Ingersoll-Rand
                      Company, a manufacturer of industrial machinery and related products. He is also a director of Milacron Inc., Bombardier and Arvin Meritor, Inc.

[Photo] Alfred Sommer, 59, has been a director since 1998. He is Dean of The Johns Hopkins Bloomberg School of Public Health, and Professor of Ophthalmology, Epidemiology and International Health. Dr. Sommer was founding Director of the Dana Center for Preventive Ophthalmology at Johns
                      Hopkins, which focuses on clinical epidemiology and public health aspects of blindness prevention and child health.

                              CONTINUING DIRECTORS

TERMS TO EXPIRE 2003

[Photo] Harry N. Beaty, M.D., 69, has been a director since 1985. He is Emeritus Dean of the Northwestern University Medical
                      School and serves on the Board of the Northwestern Medical
                      Faculty Foundation. Dr. Beaty is a specialist in internal medicine and a subspecialist in infectious diseases. He also is a director of Banner Health, Arizona.

[Photo] Clateo Castellini, 66, has been a director and Chairman of the Board of the Company since 1994. He will retire as Chairman of the Board immediately following the Annual
                      Meeting of Shareholders on February 13, 2002, but will continue as a director. Mr. Castellini also served as President and Chief Executive Officer of the Company from
                      1994 to May 1999, and as Chief Executive Officer from May
                      1999 to January 2000.

[Photo] Edward J. Ludwig, 50, has been a director since 1999. He was elected President of the Company in May 1999, and President and Chief Executive Officer in January 2000. In November
                      2001, he was elected to assume the additional role of Chairman of the Board effective immediately following the Annual Meeting of Shareholders on February 13, 2002. Mr.
                      Ludwig served as Executive Vice President from July 1998 to
                      May 1999 and prior thereto was Senior Vice President-Finance and Chief Financial Officer. He is a director of the U.S.
                      Fund for UNICEF and a member of the Board of Trustees of Johns Hopkins University.

[Photo]               Frank A. Olson, 69, has been a director since 1985. He is
                      Chairman of the Board of The Hertz Corporation, a transportation company. Mr. Olson also is a director of Amerada Hess and White Mountains Insurance Group.

[Photo]               Willard J. Overlock, Jr., 55, has been a director since
                      1999. He retired in 1996 as a partner in Goldman, Sachs &
                      Co., where he served as a member of its management committee, and currently serves as a senior advisor. Mr.
                      Overlock also is an advisor to the Parthenon Group and is a director of Select Reinsurance Ltd.

TERMS TO EXPIRE 2004

[Photo] Henry P. Becton, Jr., 58, has been a director since 1987. He is President and General Manager of WGBH Educational
                      Foundation, a producer and broadcaster of public television and radio programs and books and other educational materials. Mr. Becton is a director of various Zurich
                      Scudder mutual funds, and the Belo Company.

[Photo]               James F. Orr, 56, has been a director since November, 2000.
                      Mr. Orr is the Chairman, President and Chief Executive
                      Officer of Convergys Corporation, a provider of outsourced billing and customer management services. Prior thereto, he served as Chief Operating Officer and a director of Cincinnati Bell, Inc. At Cincinnati Bell, he was Chairman and President of Cincinnati Bell Information Systems and
                      MATRIXX Marketing, the businesses which now make up
                      Convergys. In addition, he is a director of Ohio National
                      Financial Services, Inc.

[Photo]               Margaretha af Ugglas, 62, has been a director since 1997.
                      She is the former Minister of Foreign Affairs of Sweden. She is a director of the Karolinska Institute and of the Jarl
                      Hjalmarson Foundation.

                             EXECUTIVE COMPENSATION

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation and Benefits Committee of the Board (the 'Committee') reviews the overall compensation program for the Company's corporate officers, determines and administers the compensation of the executive officers of the Company, including the individuals named in the Summary Compensation Table, and oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries. The Committee is composed exclusively of non-employee directors, as defined in applicable rules and regulations of the Securities and Exchange Commission, and none of the members of the Committee is an employee or former employee of the Company or eligible to participate in any of the Company's executive compensation programs. Each of the members of this Committee also satisfies the criteria necessary for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code').

OVERVIEW

    BD's focus is to help all people live healthy lives while generating superior total shareholder return. With this focus in mind, the Committee has developed and implemented a compensation philosophy designed to reward and support superior performance and retain top talent.

PERFORMANCE-BASED PAY

    Management short-term and long-term incentive payments are based on performance measures designed to build shareholder value, including net income and total shareholder return.

CHALLENGING TARGETS

    BD's management compensation program emphasizes the establishment of challenging goals through a number of factors, including: the Committee's active assessment of management's proposed performance goals and the link between goal attainment and short-term and long-term management incentives; a significant proportion of total compensation being contingent on achievement of predetermined goals; highly-leveraged compensation plans; and long-term compensation and performance measured and determined relative to that of a group of high quality healthcare institutions with which BD competes for management talent, as well as the selected peer group of companies used in preparing the Performance Graph set forth on page 21 (collectively, the 'Comparison Group').

EXECUTIVE AND SHAREHOLDER ALIGNMENT

    Each of the executives identified below is required, with limited exceptions, to own within a prescribed period of time a significant ownership stake in the Company, representing varying multiples of the executive's base salary, depending on the executive's position. The Company can extend the period of time within which the guidelines are to be satisfied when circumstances, such as a promotion, significantly increase the target level of share ownership. The current ownership guidelines are as follows:

President and Chief Executive Officer................  5 times salary
Other Leadership Team Members (15 persons)...........  3 times salary
All Other Corporate Officers.........................  2 times salary

    The Company periodically monitors individuals' satisfaction of these ownership guidelines. Stock options, including vested options, are not included in determining whether an individual has met his or her ownership guidelines. The Company does not, and has not, provided any loans to management for the purpose of assisting them in satisfying these ownership guidelines.

PRINCIPAL COMPENSATION ELEMENTS

    The key elements of executive compensation are base salary, annual incentive awards, and long-term equity participation. These components are administered with the goal of providing total compensation that is competitive, motivates the highest individual performance, rewards sustained performance, and provides above-average rewards when merited by individual, business unit and Company results.

    In assessing the effectiveness and competitiveness of BD's executive compensation structure, the Committee reviews compensation practices of other highly-regarded companies with the assistance of independent outside consultants. The Comparison Group includes not only firms that compete in the Company's primary lines of business, but also those with which the Company competes for talent.

BASE SALARY

    The Committee annually reviews and determines the base salaries of executive officers. The Committee evaluates management's salary recommendations based on the results achieved by each executive officer, his or her future potential, scope of responsibilities and experience, as well as competitive salary practices. The Company generally targets executive officer salaries to approximate the median levels expected to be paid by companies in the Comparison Group to persons holding equivalent positions.

ANNUAL INCENTIVE AWARDS

    The Company's Performance Incentive Plan, which was redesigned in fiscal 2001, is structured to reward executives based on the overall performance of the Company, as well as the performance of each executive officer and that of his or her area of responsibility or operating group. The Committee sets target incentives for each participating executive officer at the beginning of each year. These targets are established as a percentage of the executive's salary and are calculated to deliver compensation to the executive at the median range for the Comparison Group companies.

    The Committee adopted performance measures to determine the amount of incentive to be paid at different levels of performance. Funding for award pools for all executive officers and corporate functions is based primarily on achieving a total Company net income target set at the beginning of the year. Funding for award pools for business units and regions/countries is also based primarily on achieving targets established at the beginning of the year for operating income (with an additional measure for working capital performance).

    In addition to these financial targets, each business unit, region/country and function has established certain objectives based on key Company initiatives and desired improvements to competitive positions. Key Company initiatives for fiscal 2001 included, among other things, sales of safety products and implementation of the Company's Genesis and E-business initiatives. These objectives must be met in order for full payouts to be made under this plan.

    Under the Performance Incentive Plan, the range of performance for which awards are funded is between 90% (threshold) and 105% (maximum) of the target goal. At the threshold level of performance, the pool is funded at 50%. Below the threshold, the pool is 0%. For every 1% increase in performance between 90% and 100% of goal, the pool is increased by 5%. For every 1% increase in performance above 100% of goal, the pool would be increased by 10%, to a maximum of 150% of target.

    The Company relies heavily, but not exclusively, on these criteria. It exercises discretion in light of these measures and in view of the Company's compensation objectives to determine overall incentive funds and individual incentive amounts.

    For fiscal 2001, the Company achieved its net income target under the Performance Incentive Plan. The level of achievement of applicable targets for individual business units and regions varied. Awards to the Chief Executive Officer and the executives named in the Summary Compensation Table (the 'Named Executives') are set forth in the Summary Compensation Table. These awards were based on the performance of the individual, as well as the performance of the Company and the relevant business or function.

STOCK OPTIONS

    The Committee grants stock options broadly and deeply throughout the organization, and thus provides additional incentives to employees to maximize shareholder value. Grants are based on individual performance and long-term contribution potential.

    Stock option grant levels and terms are established to provide executives with the opportunity for overall compensation levels targeted within the third quartile of the competitive range for comparable positions in the market place, provided management is successful in achieving competitive growth in total shareholder value relative to the Comparison Group.

    The Committee approved an indexed stock option program, intended to compensate senior executives, including executive officers, for relative growth in shareholder value, as well as the achievement of certain internal financial and strategic goals. The program is intended to focus management on the long-term creation of shareholder value by linking incentive compensation to quantifiable measures that drive shareholder value creation over time.

    On November 27, 2000, the Committee approved a grant under the indexed stock option program to executive officers based on performance results as of September 30, 2000. The option grants for the Chief Executive Officer and the Named Executives are set forth in the Summary Compensation Table. The number of stock options targeted for grant was determined based (1) three-fourths on the Company's annualized, cumulative total shareholder return over a three-year period commencing October 1, 1997 relative to that of the peer group companies listed on page 20 (the 'Peer Group') over the same three-year period, and (2) one fourth on the Company's EVA'r' and revenue growth over such three-year period. Based on the respective weightings and yields of each of the applicable measures, the resulting total senior executive stock option grant level was at 86.4% of target.

    During fiscal 2001, the Committee simplified the formula for determining option grants under the indexed stock option program beginning with grants to be made in fiscal 2002. Under the revised formula, the number of shares available for grant to members of the BD Leadership Team, including the executive officers, may be increased or decreased by as much as 25% from the executive's target grant based on BD's annual total shareholder return compared to the Peer Group.

    On November 27, 2001, the Committee approved a grant under the revised formula to executive officers based on performance results as of September 30, 2001. Based on relative performance, the total executive stock option grant level was at 125% of target.

---------
EVA'r' is a registered trademark of Stern Stewart and Co.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The determination of the Chief Executive Officer's salary, annual incentive and stock option grant was made by the Committee based on the same policies and calculations applicable to all executive officers.

    The non-employee directors meet in executive session to evaluate the performance of the Chief Executive Officer. The results of this evaluation are then used by the Compensation and Benefits Committee in determining the compensation of the Chief Executive Officer.

    The details regarding the compensation of the Chief Executive officer for fiscal 2001 are set forth in the Summary Compensation table. On October 1, 2000, the Committee approved a base salary increase for Mr. Ludwig from $600,000 to $730,000. The amount of the increase was based on performance and was designed to move his base salary over time to the median range of the Comparison Group.

    The Committee believes that the structure of the Company's compensation program, with its emphasis on long-term compensation, serves to focus Company executives on attaining a sustained, high level of Company performance and creating long-term shareholder value.

2001 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

    The other executive officers, including the Named Executives, received salary increases that averaged 6.5%, which included merit increases of 3.9%, as well as a number of promotion and market adjustments.

INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

    The Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

                      COMPENSATION AND BENEFITS COMMITTEE

                         HENRY P. BECTON, JR., CHAIRMAN
                                 FRANK A. OLSON
                            WILLARD J. OVERLOCK, JR.
                               JAMES E. PERRELLA

COMPENSATION DATA

    The tables and graph following this report set forth information on the compensation for those persons who served as the Company's chief executive officer during fiscal 2001 and the four most highly compensated officers other than the chief executive officer (the 'named executives').

COMPENSATION OF NAMED EXECUTIVES

GENERAL

    The following table shows, for the fiscal years ended September 30, 2001, 2000, and 1999, respectively, compensation provided by the Company to each of the named executives in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION               LONG-TERM
                                    AWARDS                    COMPENSATION
                         -----------------------------   -----------------------
                                                                      SECURITIES
                                                         RESTRICTED   UNDERLYING
NAME AND                 FISCAL                            STOCK       OPTIONS/       ALL OTHER
PRINCIPAL POSITION        YEAR    SALARY(1)   BONUS(1)   AWARDS(2)       SARS      COMPENSATION(3)
------------------        ----    ---------   --------   ---------       ----      ---------------
Edward J. Ludwig ......   2001    $730,000    $723,000       0         250,000         $89,771
  President and Chief     2000     562,500     425,000       0         110,000           5,321
  Executive Officer       1999     407,500           0       0          51,000           6,780

Gary M. Cohen .........   2001     418,000     290,000       0          50,000          33,176
  President -- Worldwide  2000     400,542     195,000       0          37,000           5,629
  Medical Systems         1999     387,083           0       0          51,000           7,677

John R. Considine .....   2001     508,356     410,000       0          90,000           8,499
  Executive Vice          2000     155,449     350,000       0         300,000           2,813
  President
  and Chief Financial
  Officer (4)

Vincent A. Forlenza ...   2001     360,000     235,000       0          43,000          44,867
  Senior Vice             2000     335,000     150,000       0          27,000           5,777
  President --            1999     303,333           0       0          36,000           7,812
  Technology, Strategy
  and Development

William A. Kozy .......   2001     345,000     230,000       0          43,000          44,693
  Senior Vice             2000     305,000     150,000       0          25,000           5,796
  President --            1999     290,000           0       0          22,000           7,301
  Company Operations

---------

(1) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive.

(2) The following table contains information relating to the outstanding holdings of restricted stock of the named executives, which all relate to undistributed portions of awards previously granted under the Stock Award Plan.

                                                                                   CURRENT MARKET
                                                                     NUMBER OF        VALUE OF
                                                                   UNDISTRIBUTED   UNDISTRIBUTED
                                                                    RESTRICTED       RESTRICTED
     NAME                                                           SHARES HELD     SHARES HELD
     ----                                                           -----------     -----------
     Edward J. Ludwig............................................      9,840          $364,080
     Vincent A. Forlenza.........................................      4,904          $181,448
     William A. Kozy.............................................      9,360          $346,320

    Under the terms of the Stock Award Plan, none of the holdings reflected may be distributed prior to retirement or termination of employment.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

    Current market values are determined by multiplying the number of undistributed shares by $37, the September 28, 2001 closing price for the Company's Common Stock. No discount has been taken to reflect (1) the continuing restrictions on distribution and transferability, or (2) the fact that undistributed shares are not dividend-bearing.

(3) Amounts shown represent the Company's matching contributions to the Company's Savings Incentive Plan ('SIP'), a qualified defined contribution plan available to U.S. employees at all levels, and the dollar value of split-dollar life insurance policies provided for certain of the named executives.

    During fiscal 2001, the Company made contributions to SIP of $5,100 for each of Messrs. Ludwig, Cohen, Forlenza and Kozy, and $7,387 for Mr. Considine. These amounts represent Company matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans. In addition, for the plan year ended June 30, 2001, as a result of the accumulation of shares of ESOP Preferred Stock in the SIP trust in excess of the Company's matching obligation, the Company matched up to an additional .1% of each eligible participant's salary. This additional Company contribution amounted to $556 for Messrs. Ludwig and Cohen, $655 for Mr. Forlenza, $703 for Mr. Kozy, and $1,112 for Mr. Considine.

    The Company has made split-dollar life insurance policies available to the named executives in lieu of full participation in the Company's group life insurance program. The death benefit payable to the beneficiary of an insured named executive is two times that executive's base salary. Under collateral assignment arrangements, the premiums are paid by the Company for a fixed time period during the initial years in which the policies are in effect. If assumptions about mortality, dividends, and other factors are realized, the Company will recover all of its premium payments from the cash value of the policies at the later of a designated date or retirement of the executive. At that time, full ownership of the policy will be transferred to the named executive. The compensatory portion of this arrangement is the premium payment made on behalf of the named executives during the fiscal year. Payments made for fiscal 2001 were $84,115 for Mr. Ludwig, $27,520 for Mr. Cohen, $39,112 for Mr. Forlenza and $38,890 for Mr. Kozy.

(4) Mr. Considine joined the Company in fiscal year 2000. Accordingly, no information is provided for Mr. Considine for fiscal year 1999.

STOCK OPTION GRANTS

    The following table contains information relating to stock option and tandem stock appreciation right ('SAR') grants made in fiscal 2001.

                     OPTION/SAR GRANTS IN FISCAL YEAR 2001

                                              INDIVIDUAL GRANTS
                             ----------------------------------------------------
                              NUMBER OF      % OF TOTAL
                              SECURITIES    OPTIONS/SARS
                              UNDERLYING     GRANTED TO                             GRANT DATE
                             OPTIONS/SARS   EMPLOYEES IN    EXERCISE   EXPIRATION     PRESENT
NAME                          GRANTED(1)     FISCAL YEAR     PRICE        DATE       VALUE(2)
----                          ----------     -----------     -----        ----       --------
Edward J. Ludwig...........     250,000          5.42%      $31.8450    11/27/10    $ 3,020,000
Gary M. Cohen..............      50,000          1.08%      $31.8450    11/27/10        604,000
John R. Considine..........      90,000          1.95%      $31.8450    11/27/10      1,087,200
Vincent A. Forlenza........      43,000          0.93%      $31.8450    11/27/10        519,440
William A. Kozy............      43,000          0.93%      $31.8450    11/27/10        519,440
                              ---------        -------      --------    --------    -----------
TOTAL                           476,000         10.32%      $31.8450    11/27/10    $ 5,750,080
All Employee Optionees.....   4,612,561        100.00%       Various     Various    $55,719,736

(1) All option grants to the named executives are for a ten-year term. Except as described below, they are exercisable 50% after two years from date of grant and 100% after three years from date of grant. The option grants to the named executive officers were issued in tandem with limited SARs, which are exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined in the 1998 Stock Option Plan.

(2) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission ('SEC') and is consistent with the assumptions the Company is using for Statement of Financial Accounting Standards ('SFAS') 123 reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant
                                                        (footnotes on next page)

(footnotes from previous page)
    and the Company's stock price performance history as of the date of the grant. The key assumptions are as follows: dividend yield: 1.09%; volatility: 32.8%; risk-free rate of return: 5.57%; and expected exercise period: 6 years.

    The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy. No adjustments have been made for the risk of forfeitures or for limitations on transferability.

STOCK OPTION EXERCISES

    The following table contains information relating to the exercise of stock options by the named executives in fiscal 2001, as well as the number and value of their unexercised options as of September 30, 2001.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2001 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                         VALUE               NUMBER OF
                                        REALIZED       SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                        (MARKET             UNEXERCISED                 IN-THE-MONEY
                           SHARES      VALUE LESS         OPTIONS/SARS AT          OPTIONS/SARS AT FISCAL
                          ACQUIRED      EXERCISE          FISCAL YEAR-END          YEAR-END EXERCISABLE/
NAME                     ON EXERCISE     PRICE)     EXERCISABLE/UNEXERCISABLE(2)    UNEXERCISABLE(1)(2)
----                     -----------     ------     ----------------------------    -------------------
Edward J. Ludwig........   21,772      $  534,946         678,656/385,500          $11,396,142/$2,232,213
Gary M. Cohen...........   72,000       1,712,630         277,788/112,500            3,365,933/   643,622
John R. Considine.......        0               0               0/390,000                    0/ 3,229,560
Vincent A. Forlenza.....   46,122       1,117,880         361,596/ 88,000            5,570,386/   502,069
William A. Kozy.........   70,428       1,737,500         342,168/ 79,000            5,204,365/   470,320

---------

(1) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on September 28, 2001 ($37) and the exercise price of each unexercised option held by the named executives.

(2) All option grants to the named executives are for a ten-year term. Options are exercisable 50% after two years from date of grant and 100% after three years from date of grant. All options issued to the named executives prior to 1997 were exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants were issued in tandem with limited SARs, which are exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's stock option plans.

RETIREMENT PLAN

    The Company's Retirement Plan (the 'Retirement Plan') is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (comprised of salary, commissions, bonuses and stock award distributions ('Covered Compensation')) for the five consecutive calendar years which produce the highest average compensation. The Retirement Plan is integrated with Social Security.

    The Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Retirement Benefit Restoration Plan (the 'Restoration Plan'), the Company will make supplemental, unfunded payments to offset any reductions in benefits which may result from such limitations. The Company's obligations to pay retirement benefits under the Restoration Plan, as well as deferred amounts under the Company's Deferred Compensation Plan, are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of the Company (as defined in the trust agreement).

    The table below shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                       YEARS OF CREDITED SERVICE
  MAXIMUM      --------------------------------------------------------------------------
  AVERAGE
COMPENSATION      10         15         20         25         30         35         40
------------   --------   --------   --------   --------   --------   --------   --------
 $  200,000    $ 28,245   $ 42,367   $ 56,490   $ 70,612   $ 84,735   $ 98,857   $112,980
    300,000      43,245     64,867     86,490    108,112    129,735    151,357    172,980
    400,000      58,245     87,367    116,490    145,612    174,735    203,857    232,980
    500,000      73,245    109,867    146,490    183,112    219,735    256,357    292,980
    600,000      88,245    132,367    176,490    220,612    264,735    308,857    352,980
    700,000     103,245    154,867    206,490    258,112    309,735    361,357    412,980
    800,000     118,245    177,367    236,490    295,612    354,735    413,857    472,980
    900,000     133,245    199,867    266,490    333,112    399,735    466,357    532,980
  1,000,000     148,245    222,367    296,490    370,612    444,735    518,857    592,980
  1,100,000     163,245    244,867    326,490    408,112    489,735    571,357    652,980
  1,200,000     178,245    267,367    356,490    445,612    534,735    623,857    712,980
  1,300,000     193,245    289,867    386,490    483,112    579,735    676,357    772,980
  1,400,000     208,245    312,367    416,490    520,612    624,735    728,857    832,980
  1,500,000     223,245    334,867    446,490    558,112    669,735    781,357    892,980

    Covered Compensation includes all components of each named executive's Annual Compensation as set forth in the Summary Compensation Table on page 16 hereof. Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

    Under the Retirement Plan, years of credited service as of December 31, 2001, and Covered Compensation for the calendar year ending December 31, 2001, are 22 years and $1,483,000 for Mr. Ludwig, 18 years and $713,500 for Mr. Cohen, 2 years and $927,083 for Mr. Considine, 21 years and $601,250 for Mr. Forlenza, and 27 years $581,250 for Mr. Kozy.

    In addition, Mr. Considine has an agreement with the Company under which Mr. Considine is entitled to receive an annual supplemental pension benefit of $86,900 in the event his employment is terminated before the age of 55. In the event Mr. Considine remains with the Company beyond his 55th birthday, he will be entitled to receive an actuarially increased annual supplemental pension benefit. In addition, under a separate agreement, if Mr. Considine's employment is terminated prior to age 55 other than for cause or as a result of a voluntary termination, he will be entitled to participate in the Company's retiree medical plan upon the attainment of age 55. If Mr. Considine remains employed by the Company beyond his 55th birthday, he will be entitled to participate in the retiree medical plan following termination of his employment for any reason.

CONTRACTUAL OBLIGATIONS

    Messrs. Ludwig, Cohen, Forlenza, Considine and Kozy, have agreements with the Company which provide for the continued employment of the named executives for a period of three years following a change of control of the Company. In the event of a termination by the Company other than for cause, or by the named executive for good reason, at any time during the three years following a change in control of the Company, the named executive would receive a payment equal to three times the executive's annual compensation (salary and bonus), and certain of his or her fringe benefits (reduced to the extent provided by any subsequent employer) would be continued for not less than three years. In addition, in the event of termination by the Company other than for cause, or by the named executive for good reason, within three years following a change in control, the named executive would be entitled to receive the actuarial equivalent of the additional pension benefits which the named executive would have earned had he or she remained an employee for an additional three years following termination. The terms 'cause,' 'good reason' and 'change in control' are defined in the agreements.

    If any termination payments to a named executive pursuant to his or her agreement should be subject to the excise tax imposed by Section 4999 of the Code, the Company would reimburse the named executive in an amount such that the named executive would retain the same amount, net of all taxes, that he or she would have retained had the excise tax not been in effect.

PERFORMANCE COMPARISON

    The following graph presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 2001 for the Company, the S&P 500 Index, and for a peer group of fourteen companies, selected on a line-of-business basis (the 'Peer Group'). The comparison period presented is required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on September 30, 1996 and is compared to the cumulative total return of the S&P 500 Index and the weighted, average performance of the Peer Group over the same period with a like amount invested.

    The companies composing the Peer Group consist of Abbott Laboratories, Allergan Inc., American Home Products Corp., Bausch & Lomb, Inc., Baxter International Inc., Beckman Coulter Inc., Boston Scientific Corp., Bristol-Myers Squibb Company, C.R. Bard, Inc., Guidant Corp., Johnson & Johnson, Medtronic, Inc., Pfizer, Inc. and St. Jude Medical, Inc.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
             AMONG BECTON, DICKINSON AND COMPANY, THE S&P 500 INDEX
                           AND A SELECTED PEER GROUP

                               [PERFORMANCE GRAPH]

                                         9/96     12/96     3/97
----------------------------------------------------------------
BECTON, DICKINSON & COMPANY              $100   $ 98.72  $105.69
----------------------------------------------------------------
PEER GROUP                                100    104.49   115.66
----------------------------------------------------------------
S&P 500                                   100    108.38   113.62
----------------------------------------------------------------


                                           6/97     9/97    12/97
------------------------------------------------------------------
BECTON, DICKINSON & COMPANY               115.28   110.62   115.41
------------------------------------------------------------------
PEER GROUP                                138.27   138.91   152.72
------------------------------------------------------------------
S&P 500                                   127.37      136   137.72
------------------------------------------------------------------


                                             3/98      6/98    9/98
---------------------------------------------------------------------
BECTON, DICKINSON & COMPANY                 150.92     162.57  159.16
---------------------------------------------------------------------
PEER GROUP                                  173.20     186.94  176.68
---------------------------------------------------------------------
S&P 500                                     151.98     154.27  140.51
---------------------------------------------------------------------


                                            12/98        3/99     6/99
----------------------------------------------------------------------
BECTON, DICKINSON & COMPANY                163.13      151.30   121.52
----------------------------------------------------------------------
PEER GROUP                                 194.50      208.00   198.74
----------------------------------------------------------------------
S&P 500                                    160.09      165.9    170.4
----------------------------------------------------------------------


                                           9/99       12/99       3/00
----------------------------------------------------------------------
BECTON, DICKINSON & COMPANY              116.00      115.33     114.66
----------------------------------------------------------------------
PEER GROUP                               191.71      191.28     201.00
----------------------------------------------------------------------
S&P 500                                  163.40      178.6      183.6
----------------------------------------------------------------------


                                            6/00       9/00      12/00
-----------------------------------------------------------------------
BECTON, DICKINSON & COMPANY               121.23     123.28     158.78
-----------------------------------------------------------------------
PEER GROUP                                227.95     227.6      233.29
-----------------------------------------------------------------------
S&P 500                                   180        179.6      171.5
-----------------------------------------------------------------------


                                           3/01       6/01        9/01
-----------------------------------------------------------------------
BECTON, DICKINSON & COMPANY              159.31     165.41      165.60
-----------------------------------------------------------------------
PEER GROUP                               220.00     220.20      220.60
-----------------------------------------------------------------------
S&P 500                                  160        164.8       146.9
-----------------------------------------------------------------------







PROPOSAL 2.

                       SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 2002. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

    Fees billed to the Company by Ernst & Young LLP for services rendered during fiscal year 2001 were as follows:

    Audit Fees: $1,478,400

    Financial Information Systems Design and Implementation Fees: $0

    All Other Fees*: $2,824,300

*The Audit Committee considered, in reliance on management and the independent auditors, whether the provision of these services is compatible with maintaining the independence of Ernst & Young LLP. All Other Fees includes fees primarily related to statutory filings in certain international jurisdictions, audits of employee benefit plans, accounting and reporting advice on specific matters, tax compliance and tax consulting, and transnational services for employees.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP. IF APPROVAL IS WITHHELD, THE BOARD WILL RECONSIDER ITS SELECTION.

PROPOSAL 3.

                       APPROVAL OF 2002 STOCK OPTION PLAN

    In November 2001, the Board of Directors adopted the 2002 Stock Option Plan (the '2002 Plan'), subject to shareholder approval. The Board of Directors continues to believe that stock-based incentives are important factors in attracting, retaining, and rewarding employees and closely aligning their interests with those of the shareholders. If approved by the shareholders, the Board of Directors has authorized for issuance under the 2002 Plan 12,500,000 shares of the Company's Common Stock for the granting of options, which represents approximately 4.8% of the shares of Common Stock outstanding on December 18, 2001. The closing price of a share of Common Stock on the New York Stock Exchange on December 18, 2001 was $32.90.

    A brief description of the material provisions of the 2002 Plan follows:

        1. Administration. The 2002 Plan will be administered by a committee of directors, presently the Compensation and Benefits Committee (the 'Committee'). In administering the 2002 Plan, the Committee has the power to interpret its provisions and to promulgate, amend, and rescind rules and regulations for its administration, and to select individuals to receive grants.

        2. Option Grants. The 2002 Plan provides for the granting of both incentive and nonqualified stock options. Options may be granted to officers and other employees of the Company and its subsidiaries, as determined by the Committee. Approximately 3,200 employees were granted stock options in fiscal 2001 and it is anticipated that a similar number of employees will be eligible to receive stock options in fiscal 2002. The Committee also determines the times at which options become exercisable, their transferability and the dates, not more than ten years after the date of grant, on which options will expire. In the event of a 'change in control' (as defined in the 2002 Plan) of the Company, all outstanding options granted under the 2002 Plan become immediately exercisable. The fair market value of the stock with respect to which incentive stock options under the 2002 Plan or any other plan of the Company first become exercisable may not exceed $100,000 in any year. The option price of the stock options granted under the 2002 Plan is to be at least 100% of the fair market value of the Common Stock on the date of grant.

        It is not possible at this time to determine who may be selected to receive options under the 2002 Plan or the number of options to be granted to any individual. Such selections and determinations will be made by the Committee on the basis of the duties, responsibilities, and present and future contributions of individuals to the success of the Company. The 2002 Plan does, however, establish a maximum number of 500,000 shares that may be granted to an individual in any calendar year.

        3. Stock Appreciation Rights. The 2002 Plan permits the Committee to grant stock appreciation rights in connection with any stock options. These rights enable an optionee to surrender an option and to receive cash or Common Stock, as determined by the Committee, equal to the difference between the option price and the fair market value of the Common Stock on the date of surrender.

        4. Termination of Employment. Unless otherwise provided by the Committee, the following rules will apply to all options granted under the 2002 Plan. Options granted under the 2002 Plan expire immediately if an employee is terminated for cause. In the event of a voluntary or involuntary termination without cause, options may be exercised for a period of three months following the date of termination. In the event of an employee's death within such three-month period, the employee's estate may exercise the options for the number of shares exercisable at the date of termination within one year after death but in no event beyond the expiration dates of the options. Options outstanding at the time an employee retires under any Company retirement plan or becomes disabled shall be exercisable for the total number of shares subject to the options (regardless of the number of shares for which the options were exercisable at the date of termination) and otherwise remain in full force and effect, except that in the case of disability, the options are only exercisable for a period of three years after the date of termination (but in no event after the expiration dates of the options). If an employee dies, whether before or after such retirement or disability, the employee's estate may exercise the options for the total number of shares subject to the options (regardless of the number of shares for which the options were exercisable at the time of death) for up to three years after death, but in no event beyond the expiration date of the options.

        5. Forfeiture. The Committee has the authority to include in the terms of any stock options granted under the 2002 Plan provisions for the forfeiture of the stock options if following termination of employment, the optionee violates any agreement of non-competition or confidentiality with the Company or if the Committee determines that the optionee committed acts and/or omissions which would have been discovered prior to the termination of the optionee's employment.

        6. Income Tax Consequences. Under present law, the federal income tax treatment of stock options under the 2002 Plan is generally as follows:

           Incentive Stock Options. For regular U.S. income tax purposes, an optionee will not realize taxable income upon either the grant of an incentive stock option or its exercise if the optionee has been an employee of the Company or a subsidiary at all times from the date of grant to a date not more than three months before the date of exercise. An optionee may instead, under certain circumstances, have an alternative minimum tax to pay as a result of an exercise of an incentive stock option.

           If the shares acquired upon exercise of an incentive stock option are not disposed of by the optionee within two years from the date of grant or within one year from the date of exercise, any gain realized upon a subsequent sale of the shares will be taxable as a capital gain. In that case, the Company will not be entitled to a deduction in connection with the grant or exercise of the option or the subsequent disposition of the shares by the optionee.

           If the optionee disposes of the shares within two years from the date of grant or within one year from the date of exercise, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares at the date of exercise (or the amount realized at disposition, if less) over the option price, and the Company will be allowed a corresponding deduction. If the amount realized on the disposition exceeds the fair market value of the shares at the date of exercise, the gain on disposition in excess of the amount treated as ordinary income will be taxable as a capital gain.

           Nonqualified Stock Options. An optionee will not realize U.S. income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, an optionee will be required to recognize ordinary income in an amount equal to the excess of the fair market value at the date of exercise over the option price, and the Company will be entitled to a corresponding deduction. Upon a subsequent sale of the stock, any amount realized in excess of such fair market value will be taxable as a capital gain. The Committee is authorized under the 2002 Plan to establish procedures to permit optionees to defer the receipt of shares upon exercise of a nonqualified stock option for a specified period of time or until a specified future event.

           Stock Appreciation Rights. Stock appreciation rights will not result in U.S. taxable income upon grant. Upon exercise, the optionee will realize ordinary income in the amount equal to the cash and/or fair market value of any shares received and the Company is entitled to a corresponding deduction.

           Individual states and foreign and local tax authorities also may tax stock options granted under the 2002 Plan.

        7. Amendments. The Board of Directors may amend the 2002 Plan at any time, but may not, without prior shareholder approval amend the requirement that the exercise price of options granted under the Plan must be at least equal to 100% of the fair market value of the Common Stock on the date of grant, eliminate the prohibition in the Plan on repricing or change the maximum number of options to purchase shares that may be awarded to an individual during any calendar year under the Plan. In addition, pursuant to the terms of the 2002 Plan, officers of the Company are authorized to amend the 2002 Plan to the extent necessary to comply with, and/or to qualify the 2002 Plan under, the applicable securities, tax and employee benefit laws of any foreign jurisdiction.

    THE FOREGOING SUMMARY OF THE 2002 PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE 2002 PLAN, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                              SHAREHOLDER PROPOSAL

PROPOSAL 4.

                         PROPOSAL ON CUMULATIVE VOTING

    Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 800 shares of Common Stock, has informed the Company that she plans to introduce the following proposal at the meeting:

        RESOLVED: 'That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.'

        REASONS: 'Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 78,655,787 shares, representing 42.8% of shares voting voted FOR this proposal.'

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

    Like most major corporations, BD provides that each share of common stock is entitled to one vote for each nominee for Director. The Board of Directors believes that the current voting system is most likely to produce an effective Board of Directors which will represent the interests of all of the Company's stockholders. Each of your directors shares the common objective of advancing the best interests of all shareholders rather than those of any particular group. In contrast to this approach, cumulative voting could permit stockholders representing less than a majority of all shares to elect a director to represent their particular interests and views. This could result in a Board of Directors on which each director advocates the positions of the group responsible for his or her election rather than the positions that are in the best interest of the Company and of all of the stockholders.

    Our shareholders have rejected this proposal at each of our last five annual meetings and have rejected similar proposals each time they have been presented. Your Board of Directors continues to believe that changing the current voting procedure would not be in the best interests of all of our shareholders or of the Company.

    Accordingly, the Board recommends a vote AGAINST this proposal.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

    Any proposal that a shareholder wishes to submit for inclusion in the Company's Proxy Statement and proxy card/voting instruction form for the 2003 Annual Meeting of Shareholders ('2002-2003 Proxy Statement') pursuant to SEC Rule 14a-8 must be received by the Company no later than September 4, 2002.

    In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2003 Annual Meeting of Shareholders, but does not seek to include in the Company's 2002-2003 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no earlier than October 16, 2002 and no later than November 15, 2002, if the proposing shareholder wishes for the Company to describe the nature of the proposal in the 2002-2003 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the Company in connection with the 2003 Annual Meeting of Shareholders should be addressed to:
Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417.

                                   APPENDIX A

                             2002 STOCK OPTION PLAN

SECTION 1. PURPOSE

    The purpose of this Plan is to provide an additional incentive to employees of Becton, Dickinson and Company and its subsidiaries to achieve long-range goals, to aid in attracting and retaining employees of outstanding ability, and to closely align their interests with those of shareholders.

SECTION 2. DEFINITIONS

    Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Section 2.

        (a) 'Board' shall mean the Board of Directors of Becton, Dickinson and Company.

        (b) 'Broker' shall mean a registered broker-dealer designated by the Company.

        (c) 'Cashless Exercise' shall mean a method of exercising a Nonqualified Stock Option under which a Grantee, in lieu of payment of the option price in cash, by check or by delivery of shares of Stock, delivers to the Broker irrevocable instructions to sell the shares of Stock acquired upon such exercise and, immediately upon receipt of the proceeds from this sale, to deliver to the Company the option price and any withholding taxes.

        (d) 'Change in Control' means:

           (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act')) (a 'Person') of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of common stock of the Company (the 'Outstanding Company Common Stock') or
       (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the 'Outstanding Company Voting Securities'); provided, however, that, for purposes of this Section 2(d), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(d)(3)(A), 2(d)(3)(B) and 2(d)(3)(C), or (v) any acquisition that the Board determines, in good faith, was inadvertent, if the acquiring Person divests as promptly as practicable a sufficient amount of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities, as applicable, to reverse such acquisition of 25% or more thereof.

           (2) Individuals who, as of April 24, 2000, constitute the Board (the 'Incumbent Board') cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to April 24, 2000 whose election, or nomination for election as a director by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

           (3) Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a 'Business Combination'), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

           (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

        (e) 'Code' shall mean the Internal Revenue Code of 1986 as it may be amended from time to time.

        (f) 'Committee' shall mean the Compensation and Benefits Committee of the Board or such other committee as may be designated by the Board.

        (g) 'Company' shall mean Becton, Dickinson and Company.

        (h) 'Date of Exercise' shall mean the earlier of the date on which written notice of exercise, together with payment in full, if applicable, is received at the office of the Secretary of the Company (or its designee) or the date on which such notice and payment are mailed to the Secretary of the Company (or its designee) at its principal office by certified or registered mail, or, in the case of the Cashless Exercise of a Nonqualified Stock Option, the Date of Exercise shall mean the date the Broker executes the Grantee's sell order with respect to the underlying shares of Stock.

        (i) 'Employee' shall mean any employee, including any officer, of the Company or any of its Subsidiaries.

        (j) 'Fair Market Value' shall mean for any day the mean of the highest and lowest selling prices of the Stock as reported on the Composite Tape for securities traded on the New York Stock Exchange.

        (k) 'Grantee' shall mean an Employee granted a Stock Option and shall also mean, to the extent contemplated and permitted by the Plan, executors, administrators, successors and transferees of the Grantee.

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

        (l) 'Granting Date' shall mean the date on which the Committee authorizes the issuance of a Stock Option for a specified number of shares of Stock to a specified Employee.

        (m) 'Plan' shall mean the Becton, Dickinson and Company 2002 Stock Option Plan as set forth herein and amended from time to time.

        (n) 'Retirement' shall mean (i) termination of full-time employment by reason of retirement when the Grantee is entitled to the current receipt of benefits under any retirement plan maintained by the Company or any of its subsidiaries, or (ii) as otherwise determined by the Committee.

        (o) 'Stock' shall mean the Common Stock, par value $1.00 per share, of the Company.

        (p) 'Stock Appreciation Right' shall mean a right granted pursuant to the Plan to receive Stock, cash, or a combination thereof, upon the surrender of the right to purchase all or part of the shares of Stock covered by a Stock Option.

        (q) 'Stock Option' shall mean an Incentive or Nonqualified Stock Option granted pursuant to the Plan to purchase shares of Stock.

        (r) 'Subsidiary' shall mean any subsidiary corporation as defined in
    Section 424 of the Code.

SECTION 3. SHARES OF STOCK SUBJECT TO THE PLAN

    Subject to adjustment pursuant to Section 9, 12,500,000 shares of Stock shall be reserved for issuance upon the exercise of Stock Options granted pursuant to this Plan. Shares delivered under the Plan may be authorized and unissued shares or issued shares held by the Company in its treasury. If any Stock Options expire or terminate without having been exercised, the shares of Stock covered by such Stock Options shall become available again for the grant of Stock Options hereunder. Similarly, if any Stock Options are surrendered for cash pursuant to the provisions of Section 7, the shares of Stock covered by such Stock Options shall also become available again for the grant of Stock Options hereunder. Shares of Stock covered by Stock Options surrendered for Stock pursuant to Section 7, however, shall not become available again for the grant of Stock Options hereunder.

SECTION 4. ADMINISTRATION OF THE PLAN

        (a) The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to grant Stock Options and determine the terms and provisions of such grants, to approve amendments of such terms and provisions otherwise consistent with the terms of this Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

        (b) It is intended that the Plan and any transaction hereunder meet all of the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission, as such rule is currently in effect or as hereafter modified or amended, and all other applicable laws. If any provision of the Plan or any transaction would disqualify the Plan or such transaction under, or would not comply with, Rule 16b-3 or other applicable laws, such provision or transaction shall be construed or deemed amended to conform to Rule 16b-3 or such other applicable laws or otherwise shall be deemed to be null and void, in each case to the extent permitted by law and deemed advisable by the Committee.

        (c) Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Committee.

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

SECTION 5. GRANTING OF STOCK OPTIONS

        (a) Only Employees shall be eligible to receive Stock Options under the Plan. Directors of the Company who are not also Employees shall not be eligible for Stock Options.

        (b) The purchase price of each share of Stock subject to an Incentive Stock Option or a Nonqualified Stock Option shall be at least 100% of the Fair Market Value of a share of the Stock on the Granting Date.

        (c) The Committee shall determine and designate from time to time those Employees who are to be granted Stock Options and whether the particular Stock Options are to be Incentive Stock Options or Nonqualified Stock Options, and shall also specify the number of shares covered by and the exercise price per share of each Stock Option.

        (d) The aggregate fair market value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all such plans of the individual's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

        (e) A Stock Option shall be exercisable during such period or periods and in such installments as shall be fixed by the Committee at the time the Stock Option is granted or in any amendment thereto; but each Stock Option shall expire not later than ten years from the Granting Date.

        (f) The Committee shall have the authority to grant both transferable Stock Options and nontransferable Stock Options, and to amend outstanding nontransferable Stock Options to provide for transferability. Each nontransferable Stock Option shall provide by its terms that it is not transferable otherwise than by will or the laws of descent and distribution and is exercisable, during the Grantee's lifetime, only by the Grantee. Each transferable Stock Option may provide for such limitations on transferability and exercisability as the Committee may designate at the time a Stock Option is granted or is otherwise amended to provide for transferability. Subject to the foregoing, a permitted transferee shall be entitled to exercise a Stock Option at such times and to the extent that the Stock Option would otherwise be exercisable by the Grantee, or by the Grantee's executors, administrators and successors pursuant to Section 8.

        (g) The Committee may establish procedures whereby Employees may elect to defer the receipt of shares upon exercise of any Nonqualified Stock Option, for a specified period of time or until a specified future event.

        (h) Stock Options may be granted to an Employee who has previously received Stock Options or other options whether such prior Stock Options or other options are still outstanding, have previously been exercised or surrendered in whole or in part.

        (i) Subject to adjustment pursuant to Section 9, the aggregate number of shares of Stock subject to Stock Options granted to an Employee under the Plan during any calendar year shall not exceed 500,000.

        (j) Notwithstanding any other provisions in the Plan to the contrary, in no event shall the Committee, or its designee, re-price or re-grant options at a price below the original option issue price.

SECTION 6. EXERCISE OF STOCK OPTIONS

    Except as otherwise provided with respect to the Cashless Exercise of a Nonqualified Stock Option, the Grantee shall pay the option price in full on the Date of Exercise of a Stock Option in cash, by check, or by delivery of full shares of Stock of the Company that have been owned by the

Grantee for at least six (6) months, duly endorsed for transfer to the Company with signature guaranteed, or by any combination thereof. Stock will be accepted at its Fair Market Value on the Date of Exercise.

SECTION 7. STOCK APPRECIATION RIGHTS

        (a) The Committee may grant Stock Appreciation Rights in connection with any Stock Option.

        (b) Stock Appreciation Rights shall be exercisable at such times and to the extent that the related Stock Option shall be exercisable, unless the Committee specifies a more restrictive period.

        (c) Upon the exercise of a Stock Appreciation Right, the Grantee shall surrender the related Stock Option or a portion thereof and shall be entitled to receive payment of an amount determined by multiplying the number of shares as to which option rights are surrendered by the difference obtained by subtracting the exercise price per share of the related Stock Option from the Fair Market Value of a share of Stock on the Date of Exercise of the Stock Appreciation Right.

        (d) Payment of the amount determined under Section 7(c) shall be made in Stock (based on its Fair Market Value on the date of exercise of the Stock Appreciation Right), in cash, or partly in cash and partly in Stock as the Committee shall determine in its sole discretion.

SECTION 8. TERMINATION OF EMPLOYMENT

    Except as otherwise provided by the Committee at the time the option is granted or in any amendment thereto, if a Grantee ceases to be an Employee, then:

        (a) if termination is for cause, all Stock Options held by the Grantee shall be canceled as of the date of termination;

        (b) if termination of employment is voluntary or involuntary without cause, the Grantee may exercise each Stock Option held by him within three months after such termination (but not after the expiration date of the option) to the extent of the number of shares subject to the Stock Option which were purchasable pursuant to its terms at the date of termination; provided, however, if the Grantee should die within three months after such termination, each Stock Option held by the Grantee may be exercised by the Grantee's estate, or by any person who acquires the right to exercise by reason of the Grantee's death, at any time within a period of one year after death (but not after the expiration date of the option) to the extent of the number of shares subject to the Stock Option which were purchasable pursuant to its terms at the date of termination;

        (c) subject to the provisions of Section 8(d), if termination is by reason of Retirement, or by reason of disability, each Stock Option held by the Grantee shall, at the date of Retirement or disability, become exercisable to the extent of the total number of shares subject to the Stock Option, irrespective of the number of shares which would otherwise have been purchasable pursuant to the terms of the Stock Option at the date of Retirement or disability, and shall otherwise remain in full force and effect in accordance with its terms; provided, however, that in the case of termination by reason of disability, each Stock Option shall only be exercisable within a period of three years after the date of disability (but not after the expiration date of the option);

        (d) if termination is by reason of the death of the Grantee, or if the Grantee dies after Retirement or disability as referred to in Section 8(c), each Stock Option held by the Grantee may be exercised by the Grantee's estate, or by any person who acquires the right to exercise the option by reason of the Grantee's death, at any time within a period of three years after death (but not after the expiration date of the option) to the extent of the total number of shares subject to the Stock Option, irrespective of the number of shares which would have otherwise been purchasable pursuant to the terms of the Stock Option at the date of death;

        (e) pursuant to its general administrative authority under the Plan, the Committee may, in its sole discretion, accelerate the vesting of Stock Options or provide that Stock Options may remain exercisable for a period of up to three (3) years beyond the date of the Grantee's termination of employment in the event of the sale of a business, a reduction in force or otherwise for the convenience of the Company.

SECTION 9. ADJUSTMENTS

    In the event of any merger, consolidation, reorganization, recapitalization, stock dividend (including without limitation, stock dividends consisting of securities other than the Stock), distribution (other than regular cash dividends), stock split, reverse stock split, separation, spin-off, split-off or other distribution of stock or property of the Company, or other change in the corporate structure or capitalization, there shall be appropriate adjustment made by the Board in the number and kind of shares or other property that may be granted in the aggregate and to individual Employees under the Plan, the number and the kind of shares or other property subject to each outstanding Stock Option and Stock Appreciation Right, and the option prices.

    No exercise of conversion rights with respect to the shares of the Company's Series B ESOP Convertible Preferred Stock shall call for any adjustment under this Section 9.

SECTION 10. CHANGE IN CONTROL

    A Stock Option shall become immediately exercisable to the extent of the total number of shares subject to the option in the event of a Change in Control of the Company.

SECTION 11. FORFEITURE

    The Committee shall have the authority to include in the terms of any Stock Option grant provisions for the forfeiture of the Stock Option (a) if the Grantee violates any agreement of non-competition with the Company or any Subsidiary or non-disclosure of confidential information of the Company or any Subsidiary, or (b) if the Committee determines that the Grantee committed acts and omissions which would have been the basis for a termination of the Grantee's employment for cause had such acts or omissions been discovered prior to termination of the Grantee's employment.

SECTION 12. GENERAL PROVISIONS

        (a) Each Stock Option shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Committee shall approve.

        (b) The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or such Subsidiary to terminate an Employee's employment at any time.

        (c) Notwithstanding any other provision of the Plan, the Company shall not be required to issue or deliver any certificate or certificates for shares of Stock under the Plan prior to fulfillment of all of the following conditions:

           (i) The listing, or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange;

           (ii) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee may, in its discretion upon the advice of counsel, deem necessary or advisable; and
       (iii) The obtaining of any other consent, approval or permit from any state or federal governmental agency which the Committee may, in its discretion upon the advice of counsel, determine to be necessary or advisable.

        (d) The Company shall have the right to deduct from any payment or distribution under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary to satisfy all obligations for the payment of such taxes. In case distributions are made in shares of Stock, the Company shall have the right to retain shares of stock having a Fair Market Value equal to the amount of tax to be withheld for such distributions or to require a Grantee to pay the Company for any such taxes required to be withheld on such terms and conditions prescribed by the Committee.

SECTION 13. AMENDMENT AND TERMINATION

        (a) The Plan shall terminate on February 1, 2012 and no Stock Option shall be granted hereunder after that date, provided that the Board may terminate the Plan at any time prior thereto.

        (b) The Board may amend the Plan at any time without notice, provided however, that the Board may not, without prior approval by the shareholders, amend Sections 5(b), 5(i) or 5(j).

        (c) The proper officers of the Company shall have the authority to amend the Plan at any time without notice to the extent necessary to comply with all applicable laws and regulations of any jurisdiction outside of the United States of America and/or qualify the Plan under applicable securities, tax or employee benefit laws and regulations of any such jurisdiction.

        (d) Subject to Section 13 (c), no termination or amendment of the Plan may, without the consent of a Grantee to whom a Stock Option shall theretofore have been granted, adversely affect the rights of such Grantee under such Stock Option.

SECTION 14. GOVERNING LAW

    The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the United States of America and applicable state law.

SECTION 15. EFFECTIVE DATE AND SHAREHOLDERS' APPROVAL

    The Plan shall become effective February 1, 2002, subject to approval or ratification by the affirmative votes of the holders of a majority of the votes cast on such proposal at the next Annual Meeting of Shareholders of the Company or any adjournment or postponement thereof. The Committee may grant Stock Options, the exercise of which shall be expressly subject to the condition that the Plan shall have been approved or ratified by the shareholders of the Company.

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

                                   APPENDIX B

                     THE MISSION OF THE BOARD OF DIRECTORS

    The Board of Directors of BD believes that in keeping with its duties and its goal of achieving high standards of corporate governance, and in order to further the Core Values and Envisioned Future of BD, it must:

     -- Represent the owners' interest in perpetuating a successful business, including optimizing long-term financial returns;

     -- Ensure that the corporation is managed in such a way as to achieve this result;

     --  Serve in an active and not a passive fashion;

     -- Regularly monitor the effectiveness of management policies and decisions, including the execution of strategies; and

     -- Consider the needs of BD's customers, employees, suppliers, and the communities in which BD conducts business, in addition to fulfilling its obligations for increased shareholder value.

    To achieve the foregoing, the Board believes that certain oversight responsibilities should be given priority on its agenda, including a periodic review of: BD's strategy and results, management structure, performance and succession planning, Board effectiveness, ethical conduct and legal compliance, accounting and financial control, and the financial structure and preservation of assets.

    To assist it in discharging these responsibilities, the Board, from time to time, has established standing Committees. The Board delegates to these Committees the authority to consider matters within each Committee's area of responsibility and to report to the Board with appropriate recommendations.

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

                       BECTON, DICKINSON AND COMPANY (BD)

                  STATEMENT OF CORPORATE GOVERNANCE PRINCIPLES

                           ADOPTED NOVEMBER 27, 2001

(1) BOARD COMMITTEES, THEIR NUMBER, STRUCTURE, AND CHARTERS

    The Board has the following standing committees: Audit, Compensation and Benefits, Finance and Investment, Corporate Governance, Executive and Corporate Affairs. The structure and charter of each committee is reviewed on an annual basis, first by the committee, and then by the Corporate Governance Committee, who recommends any changes it deems necessary or appropriate to the Board for consideration. The Board has the flexibility to form a new committee, disband a current committee or establish ad hoc committees to address particular issues or circumstances, as the need may arise.

(2) INDEPENDENCE OF COMMITTEES

    It is the policy of the Board that only independent directors serve on the Audit and Compensation and Benefits Committees and, subject to the terms of its charter, the Corporate Governance Committee.

(3) ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS AND CHAIRS

    The Board, after consultation with the Chairman, designates the members of the committees, taking into account their particular expertise, experience and preferences.

    The Board does not believe in mandating the fixed rotation of committee members and/or committee chairs, since there may be reasons at a given point in time for maintaining continuity. Ideally, however, the Board will seek to rotate committee members and chairs, on a staggered basis within each committee, on an average of every five years. The Board seeks thereby to avoid director entrenchment while ensuring continuity and the availability of experience derived through longevity.

(4) SEPARATION OF CHAIRMAN AND CHIEF EXECUTIVE ROLES

    The Board believes it important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and the Chief Executive Officer in any way that seems best for the Company at a given point in time.

(5) LEAD DIRECTOR

    The Board notes that all BD directors are elected by the shareholders and all have an equal voice. The Board, therefore, does not believe it appropriate or necessary for serving the best interests of the Company's shareholders to designate a lead director.

    The Chairman and Chief Executive Officer are free, as is the Board as a whole should a special need arise, to call upon any one or more directors to provide leadership in a given situation. The Board understands that leadership in certain subject areas falls to the committee chair(s) responsible for the subject matter giving rise to the need, and that the chairs function as the committee liaisons to the Chairman and the rest of the Board. In circumstances in which the outside directors meet without the Chairman, a director designated by the outside directors to lead the discussion of a particular matter will be designated.

(6) MIX OF INSIDE AND OUTSIDE DIRECTORS

    It is BD's policy that the Board be composed predominantly of independent directors who do not hold management responsibilities within the Company, thereby ensuring their availability to serve on the Audit, Compensation and Benefits, and Corporate Governance committees and that no more than two persons with Company management responsibilities shall be members of the Board at any given point in time.

(7) BOARD DEFINITION OF INDEPENDENCE

    The Board assesses each director's independence on an annual basis, and for purposes of membership on the Audit and Compensation and Benefits Committees, determines its directors' independence based on applicable regulatory requirements of the Securities and Exchange Commission and the New York Stock Exchange.

    For all other purposes, including determining whether the Board is comprised of a predominant majority of independent directors, 'independence' shall be defined to mean a director who has not been employed by the Company or any of its subsidiaries within the previous five years and has no significant financial or personal relationship to BD or to its management that would interfere with the exercise of independent judgment by such director, provided, however that the Board believes all directors should hold meaningful equity ownership positions in the Company and provided further, that a director serving on the Corporate Governance Committee shall not be disqualified from participating in the nomination of candidates for election to the Board and the determination of director compensation as long as he or she is not, and at no time in the prior two years was, an employee of the Company or any of its subsidiaries.

    The Board, in its business judgment, will determine, based on the relevant facts and circumstances, whether a director has a relationship to BD or to its management that would interfere with such director's exercise of independent judgment

(8) BOARD SIZE

    The Board periodically reviews its size to consider that most effective for its operation. In general, the Board believes that its appropriate size consists of between ten and thirteen members, recognizing that retirements, resignations and recruiting delays, as well as the availability of one or more outstanding candidates, may result periodically in the Board consisting, for some transitional period, of a slightly greater or lesser number of directors than the Board may have targeted.

(9) DIRECTOR RETIREMENT POLICY

    It is BD's policy that directors retire from the Board effective at the Annual Meeting of Shareholders following their seventy-second birthday. Under special circumstances, with the approval of the Board, exceptions can be made to this policy. The Board believes, however, that any exceptions should be rare.

(10) TERM LIMITS

    It is the policy of the Company to avoid term limits which have the disadvantage of discontinuing the availability and contributions of directors who have developed experience with and insight into, the Company and its needs over a period of time.

(11) CHANGES IN DIRECTORS' PRIMARY RESPONSIBILITIES AND OUTSIDE COMMITMENTS

    It is BD's policy that every director, including the Chief Executive Officer and any other inside directors, must notify the Chairman of the Board of his or her retirement, of any change in employer, and of any other significant change in professional roles and responsibilities. The Board, upon recommendation from the Corporate Governance Committee, then considers the continued appropriateness of Board membership under the new circumstances.

    As a corollary, it is the policy of the Board that every director should seek the consent of the Chairman of the Board and the Corporate Governance Committee and confirm the absence of any actual or potential conflict, prior to accepting any invitation to serve on another corporate or not-for-profit board or with a government or advisory group.

(12) EVALUATION BY OUTSIDE DIRECTORS OF THE CHIEF EXECUTIVE OFFICER

    It is BD's policy that the outside directors meet privately no less than once a year to evaluate the performance of the Chief Executive Officer. The evaluation is based on objective and subjective criteria, including an assessment of the performance of the businesses, accomplishment of long-term strategic objectives, and management development. A clear understanding between the outside directors and the Chief Executive Officer regarding the Company's expected performance and how that performance is to be measured is critical to the process.

    The Compensation and Benefits Committee uses the results of the evaluation when considering the Chief Executive Officer's compensation, and the Chairman of the Compensation and Benefits Committee communicates the results of this evaluation to the Chief Executive.

(13) EXECUTIVE SESSIONS OF THE BOARD

    The outside directors meet privately as a matter of course without any management present twice a year, with one of these two executive sessions dedicated to the review of the Chief Executive Officer, and the recommendations of the Compensation and Benefits Committee regarding Chief Executive Officer compensation. These meetings should be scheduled as a matter of course for each fiscal year by the Corporate Secretary.

    The outside directors also may meet in executive session at other times during the year to consider issues they deem important to address without management present, following which a designated director will discuss with the Chairman, to the extent appropriate, matters addressed in or arising from the private meeting.

(14) EVALUATION OF THE BOARD AND BOARD COMMITTEES

    It is the policy of the Board to review on an annual basis its performance and effectiveness as a whole, with each Director completing a questionnaire developed by the Corporate Governance Committee with respect to seventeen criteria. The collective ratings and comments are compiled in advance of the review session and are presented by the Chairman of the Corporate Governance Committee to the full Board for discussion.

    Beginning in 2001, this practice has been expanded to include annual self-assessments by each Board committee, relying on a review process similar to that used by the Board, with performance criteria for each committee established on the basis of its charter.

(15) EVALUATION OF INDIVIDUAL DIRECTOR PERFORMANCE

    It is BD's policy to have the Corporate Governance Committee assess, at least once every three years, on the basis of pre-established criteria, the performance of each individual director standing for re-election at the next shareholders' meeting. The pre-established criteria address each director's core competencies, independence and level of commitment.

    The Corporate Governance Committee considers not only an individual's qualities, performance and professional responsibilities, but also the then composition of the Board and the challenges and needs of the Board as a whole at that time. If applicable, the Committee also considers the impact of any change in the principal occupation of the directors during their prior terms of service. This evaluation process allows each director the opportunity to conveniently confirm his or her interest to continue as a member of the Board. Upon completion of the individual director evaluation process, the Committee reports to the full Board its conclusions and recommendations for nominations to the Board.

    It is BD's policy that the Corporate Governance Committee also should review and consider the performance of any individual director if a situation were to arise that interfered with the proper performance of his or her duties as a member of the Board.

(16) COMPANY PERFORMANCE AND CORPORATE STRATEGY

    The Board reviews the Company's financial performance on a regular basis at Board meetings and through periodic updates, with a particular focus on peer and competitive comparisons. These reviews include the views of management as well as those of key investors and securities analysts.

    The Board also conducts an annual off-site meeting, normally in November of each year, to review and approve the Company's long-term strategy, and assess its strategic, competitive and financial performance, on both an absolute basis and in relation to the performance, practices and policies of its peers and competitors.

    Each Committee of the Board in addition should assess the Company's performance on an annual basis from the perspective of its charter's mission and purpose, and report the assessment results to the full Board.

(17) COMPOSITION OF THE BOARD AND BOARD MEMBERSHIP CRITERIA

    The Corporate Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the composition of the Board at any given point in time. The assessment of the overall composition of the Board considers issues of judgment, diversity, age, skills, international background, and experience in areas such as technology, change management and finance.

    On an annual basis the Corporate Governance Committee considers the composition, challenges and needs of the Board as a whole, both in connection with recommending candidates for election to the Board and in analyzing the composition of the Board committees.

(18) SELECTION AND INVITATION OF NEW DIRECTORS

    The Corporate Governance Committee is responsible for recommending for Board consideration candidates for election to the Board. On behalf of the Board, the Chairman and Chief Executive Officer generally extend the invitation to a candidate to join the Board.

(19) ORIENTATION OF DIRECTORS

    It is BD's policy that an orientation and training process should be developed and made available to new members of the Board and to new members of each Board committee. Orientation of a new director or new committee member is coordinated by the Corporate Secretary and the Chief Financial Officer and is tailored to the requirements of the individual.

    In addition, BD directors are encouraged to visit the Company and its subsidiaries each year, to locations selected in consultation with the Chief Executive Officer, to familiarize him/herself with the business of the Company and its subsidiaries. These visits should be set up through the Office of the Corporate Secretary, and directors are requested to report to the full Board following any such visit.

(20) DIRECTOR COMPENSATION

    The Corporate Governance Committee and the Board receive and review periodic reports from management on trends in director compensation. In addition, the Corporate Governance Committee conducts a thorough analysis of director compensation and stock ownership at least every three years and makes recommendations to the Board for any adjustments deemed appropriate.

    Beginning in 1996, BD director compensation was redesigned to focus increasingly on equity compensation for directors. This redesign included eliminating both the director retirement plan and the payment of meeting fees, reducing the cash retainer amount and establishing an equity-based director deferral plan and a director stock option plan.

(21) DIRECTOR EQUITY OWNERSHIP

    The Board believes that directors should hold meaningful equity ownership positions in the Company. In 1996 the Company adopted director share ownership guidelines. In 2000 the director share ownership guidelines were adjusted to reflect a director's tenure on the Board, requiring each outside director to own shares of BD common stock valued at seventy percent of the amount obtained by multiplying the annual retainer fee in effect from time to time by the number of years a person has served as a director.

(22) CLASSIFIED BOARD

    Since 1984, the BD Board comprises three classes of directors, with approximately one-third of the directors assigned to each class. The members of each class are elected to terms of three years.

    The Board reviews its classified board structure no less than once every two years.

    After careful review and consideration, in 2001 the BD Board concluded that a classified board provides continuity, stability and experience in the composition of the Board, while still providing for the election of a portion of the Board each year. It also enables the Board to represent more effectively the interests of all shareholders in a wide variety of circumstances.

(23) WELL-INFORMED DIRECTORS

    In order for the Board to exercise fully its oversight functions, management provides the Board access to information regarding the Company and the markets in which the Company operates. This information comes from a variety of sources, including management reports, security analysts' reports, information regarding peer performance, direct interaction with senior management and visits to Company facilities.

(24) BOARD MATERIALS AND PRESENTATIONS

    As a general rule, presentations on specific subjects are sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions and discussion of key issues.

(25) BOARD AGENDA

    The Chairman and Chief Executive Officer, together with the Corporate Governance Committee, establishes on an annual basis an agenda of topics for consideration and review by the Board during the following year. This annual schedule of topics is then provided to the full Board for review and comment and is adjusted, as appropriate, during the year.

    The Chairman and Chief Executive Officer establish the agenda and schedule for each Board meeting, allowing for an appropriate mix of presentation and discussion.

(26) SUCCESSION PLANNING AND MANAGEMENT DEVELOPMENT

    The Board, with the input of the Chief Executive Officer, conducts an annual assessment of the performance and development of senior management. The Board also conducts periodic discussions, no less than once a year, regarding succession of the Chief Executive Officer and other members of senior management and, with the recommendations of the Chief Executive Officer, identifies potential successor candidates for these roles.

    As a matter of policy, the Chief Executive Officer should provide to the Board, on an ongoing basis, his or her recommendation as to a successor in the event of an unexpected disability.

(27) ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS/BOARD ACCESS TO SENIOR MANAGEMENT

    A limited number of members of the BD leadership team attend Board meetings and Board dinners on a regular basis. In addition, other BD leaders attend Board and Committee meetings when appropriate to provide additional expertise and to expose the Board to a broader pool of management.

    The Board has open access to senior management.

(28) BOARD'S INTERACTION WITH INSTITUTIONAL INVESTORS, PRESS AND CUSTOMERS

    In general, BD management speaks for the Company. Individual Board members may, from time to time at the request of management, meet or otherwise communicate with various constituencies that are involved with BD.

(29) CONFLICTS OF INTEREST

    If an actual or potential conflict of interest develops because of a change in the business operations of the Company or a subsidiary, or in a director's circumstances (for example, significant and ongoing competition between the Company and a business with which the director is affiliated), the director should report the matter immediately to the Chairman of the Board and the Corporate Governance Committee for evaluation and appropriate resolution.

    If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, excuse himself or herself from participation in the discussion, and shall not vote on the matter.

(30) DISCLOSURE REGARDING CORPORATE GOVERNANCE, DIRECTOR COMPENSATION AND BOARD EVALUATION

    BD provides disclosure in its annual Proxy Statement concerning stock ownership guidelines for directors and senior management, a comprehensive description of the board's self-evaluation processes and the composition of director compensation.

    So that shareholders may gain greater knowledge of the Board's processes, beginning in 2001 the Company's annual proxy statement disclosure will be expanded to also include the publication of this Statement of Corporate Governance Principles once adopted by the Board.

                                 DIRECTIONS TO
                           THE WOODCLIFF LAKE HILTON

FROM WESTERN NJ

Route 80 East to Garden State Parkway North. Take Garden State Parkway to Exit 171 (Woodcliff Lake). Turn left onto Glen Road. Turn right onto Chestnut Ridge Road. Proceed approximately one-half mile and turn left onto Tice Boulevard. Proceed to hotel on the left.

FROM NEWARK AIRPORT

Route 78 West to Garden State Parkway North. Take Garden State Parkway to Exit 171 (Woodcliff Lake). Turn left onto Glen Road. Turn right onto Chestnut Ridge Road. Proceed approximately one-half mile and turn left onto Tice Boulevard. Proceed to hotel on the left.

FROM TAPPAN ZEE BRIDGE

Over Tappan Zee onto New York Thruway (287 West). Take Thruway to Exit 14A to Garden State Parkway. Take first exit (School House Road-Pearl River). Turn left onto School House Road, and turn right at light onto Summit Avenue. Turn left at light onto Chestnut Ridge Road. Proceed 1.5 miles and turn right onto Tice Boulevard. Proceed to hotel on the left.

FROM LAGUARDIA AIRPORT

Grand Central Parkway West (follow signs for George Washington Bridge) to Tri-Boro bridge. Over bridge onto Major Deegan Expressway to Interstate 95 West. Proceed over the GW Bridge, onto Route 80 West, to Garden State Parkway North. Take Garden State Parkway to Exit 171 (Woodcliff Lake). Turn left onto Glen Road. Turn right onto Chestnut Ridge Road. Proceed approximately one-half mile and turn left onto Tice Boulevard. Proceed to hotel on the left.

                           PARKING WILL BE AVAILABLE


                                 [RECYCLE LOGO]

                                   Appendix 1

P
R
O
X
Y
                         PROXY/VOTING INSTRUCTION CARD
                         BECTON, DICKINSON AND COMPANY
            Proxy Solicited on Behalf of the Board of Directors for
                      Annual Meeting on February 13, 2002

The undersigned hereby appoints Clateo Castellini, Edward J. Ludwig and Bridget
M. Healy, and any of them, with full power of substitution, proxies to attend the annual meeting of the shareholders of the Company to be held at 2:00 PM, on Wednesday, February 13, 2002 at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee and the Custodian, respectively, for any shares of Common Stock allocated to the undersigned under the Company's 1996 Directors' Deferral Plan ("DDP"), the Company's Deferred Compensation Plan ("DCP") the Med-Safe Systems, Inc. 401(K) Profit Sharing Plan (the "Med-Safe Plan") and, when so provided, under the Company's Global Share Investment Program ("GSIP"), and also constitutes voting instructions to the Trustee and the Custodian for a proportionate number of shares of Common Stock in the DDP, DCP the Med-Safe Plan and GSIP, respectively, for which no instruction card has been received from other participants.

This card also constitutes voting instructions to the Trustee for any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned under the Company's Savings Incentive Plan ("SIP"). In addition, unless the box provided below is checked, this card also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the SIP that have not been allocated to participants or for which no instruction card has been received from other participants ("unallocated/unvoted SIP shares").

Election of Directors, Nominees:
                                     Term to Expire 2005
                                     01 - Albert J. Costello
                                     02 - James E. Perrella
                                     03 - Alfred Sommer
                                                                 --------------
You are encouraged to specify your choices by marking the           CONTINUED
appropriate boxes, SEE REVERSE SIDE, but you need not mark          AND TO BE
any boxes if you wish to vote in accordance with the Board          SIGNED, ON
of Directors' recommendations. If you do not vote by               REVERSE SIDE
telephone or over the internet, please sign and return this       --------------
card using the enclosed envelope.

--------------------------------------------------------------------------------
                                   Detach Card

----- Please mark your                                                     1508
  X   vote as in this
----- example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of Directors, FOR Proposals 2 and 3 and AGAINST Proposal 4.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

                    FOR    WITHHELD                                                  FOR     AGAINST    ABSTAIN
1. Election of      [ ]      [ ]                            2. Approval of           [ ]       [ ]        [ ]
   Directors                                                   independent auditors.
   (see reverse)
                                                            3. Adoption of 2002      [ ]       [ ]        [ ]
For, except vote withheld from the following nominee(s):       Stock Option Plan.


The Board of Directors recommends a vote AGAINST Proposal 4.

                               FOR     AGAINST    ABSTAIN

4. Cumulative voting.           [ ]      [ ]        [ ]

If this box is checked, this card                   [ ]
does NOT constitute voting
instructions to the Trustee with respect to
unallocated/unvoted SIP shares.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature for all shares (OTHER THAN unallocated/unvoted SIP shares if the box immediately above is checked):

---------------------------------------------------------------

---------------------------------------------------------------
  SIGNATURE (S)                             DATE

 ................................................................................
       FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY/VOTING
                            INSTRUCTION CARD BY MAIL


                                     [LOGO]
Dear Shareholder:

Becton, Dickinson and Company (BD) encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the internet. If you choose to vote your shares by telephone or through the internet, there is no need to mail back your proxy/voting instruction card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system. Your internet or telephone vote must be received by 12:01 a.m., new york city time, on february 12, 2002.

1. To vote over the internet, log on to the internet and go to the Web Site http://www.eproxyvote.com/bdx.

2. To vote over the telephone, on a touch-tone telephone dial 1-877-PRXVOTE (1-877-779-8683). Outside of the U.S. and in Canada, shareholders should call 1-201-536-8073.

Your telephone or internet vote authorizes the proxies named on the above proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote telephonically or through the internet, there is no need to mail back your proxy/voting instruction card.

                 Your vote is important. Thank you for voting.



                         STATEMENT OF DIFFERENCES

The registered trademark symbol shall be epxressed as........................'r'